UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2004
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter) Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), Alaska Air Group, Inc. is submitting this current report on Form 8-K to present information relating to its financial and operational outlook for 2004. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) and fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Please see the cautionary statement under “Forward-Looking Information” at the end of this report.

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

First Quarter 2004

	Forecast	Change
	Q1	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,167	9.7%
Fuel gallons (000,000)	83.2	7.2%
Cost per ASM excluding fuel (cents)	8.6	(1.1%)

Alaska’s February traffic increased 14.7% to 1.123 billion revenue passenger miles (RPMs) from 980 million flown a year earlier. Capacity during February was 1.659 billion available seat miles (ASMs), 14.2% higher than the 1.453 billion in February 2003.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for February 2004 was 67.7%, compared to 67.4% in February 2003. The airline carried 1,133,300 passengers compared to 1,021,400 in February 2003.

For February 2004, RASM increased by 2.2% as compared to February 2003. This increase in RASM is primarily due to increases in yield and load factor. For January 2004, RASM increased by 9.3% as compared to January 2003. Our RASM in January was favorably impacted by schedule reductions related to the severe winter storm we experienced early in the month.

Horizon Air
Capacity (ASMs in millions)	681	10.6%
Fuel gallons (000,000)	12.0	(7.7%)
Cost per ASM excluding fuel (cents)	15.4	(5.5%)

Including flights operating as a regional carrier for Frontier Airlines, Horizon’s February traffic increased 28.7% to 144.5 million RPMs from 112.3 million flown a year earlier. Capacity for February was 223.2 million ASMs, 17.4% higher than last year’s 190.2 million.

The passenger load factor for February 2004 was 64.8%, compared to 59.1% last February. The airline carried 410,700 passengers compared to 343,400 in February 2003.

For February 2004, RASM increased by 0.8% as compared to February 2003. This increase in RASM is primarily due to an increase in load factor partially offset by a decrease in yield resulting from Horizon’s regional service with Frontier Airlines. For January 2004, RASM increased 4.7% as compared to January 2003. Our RASM in January was favorably impacted by schedule reductions related to the severe winter storm we experienced early in the month.

Capacity Estimates for 2004

Provided below are current capacity (ASMs in millions) estimates for the full year of 2004:

Alaska Airlines capacity	22,156	6.5%
Horizon Air capacity	3,050	18.5%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $735 million at February 28, 2004 compared to $812 million at December 31, 2003. The decrease of $77 million is principally due to semi-annual aircraft lease payments made for Horizon aircraft and the purchase of one 737-900, partially offset by cash generated from operations.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year
Alaska:
January	110.1 cents	18.8%
February	112.2 cents	13.2%
Horizon:
January	118.2 cents	24.8%
February	118.6 cents	16.4%

Fuel hedge positions entered into by Alaska and Horizon include a combination of swap and cap positions and are currently as follows:

	Approximate % of
	Expected Fuel	Approximate Crude Oil
	Requirements	Price per Barrel
January – December 2004	35%	$28
January – December 2005	33%	$27
January – June 2006	10%	$28

Operating Fleet Plan

Provided below are Alaska and Horizon actual fleet for 2003 and estimated changes for 2004 and 2005:

		Estimated		Estimated
		Change		Change
		On Hand	During	During
	Seats	YE 2003	2004	2005
Alaska Airlines
B737-200C	111	9	(3)
B737-400	138	40		(1)
B737-700	120	22
B737-900	172	11	1	2
MD-80	140	27	(1)

Total		109	(3)	1

Horizon Air
Q200	37	28
Q400	70	16	1
CRJ 700	70	18		2

Total		62	1	2

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements, which are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: March 16, 2004

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer